Exhibit 2.1

Deed of Guarantee

Coles Myer Ltd.

ABN 11 004 089 936

Each Noteholder and Relevant Account Holder from time to time and for the time being

Each Dealer from time to time and for the time being

101 Collins Street Melbourne Victoria 3000 Australia

Telephone +61 3 9288 1234 Facsimile +61 3 9288 1567

www.freehills.com DX 240 Melbourne

SYDNEY MELBOURNE PERTH BRISBANE SINGAPORE

Correspondent Offices HANOI HO CHI MINH CITY JAKARTA KUALA LUMPUR

Liability limited by the Solicitor’s Limitation of Liability Scheme,

approved under the Professional Standards Act 1994 (NSW)

Reference Andrew Booth: Irene Tang:

This Guarantee

is made on                      2001 by:

Coles Myer Ltd.

ABN 11 004 089 936

of 800 Toorak Road, Tooronga 3146, Victoria, Australia

(Guarantor)

In favour of:

Each Noteholder and Relevant Account Holder from time to time and for the time being

Each Dealer from time to time and for the time being

Recitals:

A.	Under the dealer agreement dated on or about the date of this Guarantee between Coles Myer Finance Limited (Issuer) and several financial institutions as dealers, the Issuer has established a debt issuance programme for the issue of medium term notes and other debt instruments from time to time (Programme).

B.	The Issuer is a wholly owned subsidiary of the Guarantor.

C.	The Guarantor has authorised the giving of this Guarantee in respect of the payment of all sums payable from time to time by the Issuer to the Noteholders, Relevant Account Holders under or in connection with the Programme and to the Dealers under the Dealer Agreement.

This deed poll witnesses as follows:

1	Definitions and interpretation

1.1	Definitions

In this Guarantee:

Business Day means a day (other than a Saturday, Sunday or public holiday) on which commercial banks are open for general banking business in Melbourne.

Dealer means each person from time to time appointed as a dealer pursuant to the Dealer Agreement.

Deed of Covenant means the debt issuance programme deed of covenant made on or about the date of this Guarantee by the Issuer, as issuer, in favour of each Noteholder and Relevant Account Holder from time to time and for the time being.

Guaranteed Moneys means:

(a)	in respect of each Noteholder, all amounts of principal, premium (if any) and interest on the Notes held by or recorded in the name of that Noteholder together with all other amounts which are now or in the future may become owing by the Issuer to that Noteholder under the Deed of Covenant;

(b)	in respect of each Relevant Account Holder, all amounts which comprise Direct Rights; and

(c)	in respect of each Dealer, all amounts which are now or in the future may become owing by the Issuer to that Dealer under clauses 11.1, 11.2, 11.3, 11.4, 11.6, 11.9 and 11.11 of the Dealer Agreement.

Guaranteed Person means each Noteholder, Relevant Account Holder and Dealer.

1.2	Incorporated definitions

Unless otherwise defined under this Guarantee, all terms that are defined in the Deed of Covenant will bear the same meaning when used in this Guarantee.

1.3	Interpretation

In this Guarantee, headings and underlinings are for convenience only and do not affect the interpretation of this Guarantee and, unless the context otherwise requires:

(a)	words importing the singular include the plural and vice versa;

(b)	other parts of speech and grammatical forms of a word or phrase defined in this Guarantee have a corresponding meaning;

(c)	an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any governmental agency;

(d)	a reference to any thing (including, but not limited to, any right) includes a part of that thing;

(e)	a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(f)	a reference to a person includes that person’s executors, administrators, successors and permitted assigns; and

(g)	where the day on which or by which anything is to be done is not a Business Day, that thing must be done on or by the succeeding Business Day.

2	Guarantee

2.1	Guarantee

(a)	The Guarantor guarantees to each Guaranteed Person the due and punctual payment of the Guaranteed Moneys payable to that Guaranteed Person, as and when the same becomes due and payable.

(b)	The Guarantor agrees to pay such Guaranteed Person, upon demand by the relevant Guaranteed Person, the Guaranteed Moneys then due and payable to that Guaranteed Person (after the expiry of any applicable grace period) in the same manner and currency in which the Issuer is required to pay the Guaranteed Moneys under or in respect of the relevant Note, the Deed of Covenant or Dealer Agreement (as the case may be).

2.2	Subordinated guarantee

To the extent that the Guaranteed Moneys relate to Notes issued on a subordinated basis (Subordinated Notes), the claims of the Noteholders of Subordinated Notes under this Guarantee in respect of those Guaranteed Moneys (Subordinated Guaranteed Moneys) are subordinated in a Winding Up to the claims of Unsubordinated Creditors. Noteholders of Subordinated Notes may make demand for an amount equal to the Subordinated Guaranteed Moneys (or a portion thereof) and such amounts will only become due and payable on an equal basis with all other claims against the Guarantor subordinated in the same manner once the claims of all Unsubordinated Creditors have been satisfied in full.

For the purposes of this clause 2.2:

Unsubordinated Creditors means all the creditors (present and future) of the Guarantor:

(i)	whose claims would be admitted in a Winding-Up of the Guarantor; and

(ii)	who do not have claims against the Guarantor, the right to payment or repayment of which by their terms is, or is expressed to be, subordinated in a Winding-Up of the Guarantor to the claims of all Unsubordinated Creditors (whether secured or not) of the Guarantor;

Winding Up means any procedure whereby the Guarantor may be wound-up, dissolved, liquidated or cease to exist as a body corporate whether brought or instigated by a Noteholder or any other person, but excludes any winding-up, dissolution, liquidation or cessation in the process or a merger, reconstruction or amalgamation in which the surviving entity has assumed or will assume expressly or by law all obligations of the Guarantor in respect of the Notes.

2.3	Indemnity

The Guarantor unconditionally and irrevocably agrees that any sum expressed to be payable by the Issuer under any Note, the Deed of Covenant or Dealer Agreement (as the case may be) if for any reason any of the Guaranteed Moneys are not recoverable from the Guarantor as surety under this Guarantee, those Guaranteed Moneys will nevertheless be recoverable from the Guarantor by way of indemnity as if it were the sole principal debtor in respect of such sum.

2.4	Obligations

The Guarantor agrees that the obligations of the Guarantor under this Guarantee rank and will rank at least pari passu with all other unsecured and unsubordinated obligations of the Guarantor, present and future, except for indebtedness given preference by statute (except as provided in clause 2.2).

3	Preservation of rights

3.1	Guarantee an additional and independent security

The obligations of the Guarantor under this Guarantee are in addition to and are independent of every other security (including any other guarantee) which any

Guaranteed Person may at any time hold in respect of any of the Issuer’s obligations guaranteed under this Guarantee (Other Security).

3.2	Continuing obligations

The obligations of the Guarantor under this Guarantee:

(a)	are continuing obligations notwithstanding any settlement of account or other matters or things whatsoever and in particular but without limitation, will not be satisfied by any intermediate payment or satisfaction of all or any of the Issuer’s obligations hereby guaranteed;

(b)	will in respect of the Guaranteed Moneys payable to the Noteholders and Relevant Account Holders, continue in full force and effect until final payment in full of all amounts owing by the Issuer under all Notes and total satisfaction of all the Issuer’s actual and contingent obligations under such Notes and under the Deed of Covenant (as applicable); and

(c)	will, in respect of the Guaranteed Moneys payable to the Dealers, continue in full force and effect until final payment in full of all amounts owing by the Issuer to any Dealer under clauses 11.1, 11.2, 11.3, 11.4, 11.6, 11.9 and 11.11 of the Dealer Agreement.

3.3	Events not to discharge Guarantor’s obligations

Neither the obligations of the Guarantor under this Guarantee nor the rights, powers and remedies conferred upon the Guaranteed Person or any of them by the Guarantee or by law will be discharged, impaired or otherwise affected by:

(a)	the winding up or dissolution or insolvency of the Issuer or any change in its status, function, control or ownership;

(b)	any of the obligations of the Issuer under any of the Notes, the Deed of Covenant, the Dealer Agreement or under any Other Security being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c)	time or other indulgence being granted or agreed to be granted to the Issuer in respect of its obligations under any Note, the Deed of Covenant, Dealer Agreement or any Other Security;

(d)	any amendments to, or any variation, waiver or release of, any obligation of the Issuer under any Note, the Deed of Covenant, Dealer Agreement or any Other Security;

(e)	any failure to take, or fully to take, any Other Security contemplated by any Note, the Deed of Covenant or Dealer Agreement or otherwise agreed to be taken;

(f)	any failure to realise, or fully to realise, the value of, or any release, discharge, exchange or substitution of, any Other Security.

(g)	any Guaranteed Person becoming a party to, or bound by, any compromise or assignment of property or scheme of arrangement or composition of debts or scheme or reconstruction by or relating to the Issuer or any other person; or

(h)	any other act, event or omission which, but for this clause 3.3, might operate to discharge, impair or otherwise affect the obligations of the Guarantor under this Guarantee or any of the rights, powers or remedies conferred upon the Guaranteed Persons or any of them by this Guarantee or by law.

3.4	Conditional settlement

If any payment received by a Guaranteed Person pursuant to the provisions of this Guarantee will, on the subsequent bankruptcy, insolvency, corporate reorganisation or other similar event of or affecting the Issuer, be avoided or set aside under any laws relating to bankruptcy, insolvency, corporate reorganisation or other such similar event:

(a)	such payment will not be considered as discharging or diminishing the liability of the Guarantor (whether as Guarantor, principal debtor or indemnifier); and

(b)	this Guarantee will continue to apply as if such payment had at all times remained owing by the Issuer and the Guarantor will indemnify and keep indemnified the Guaranteed Persons in respect thereof on the terms of this Guarantee.

3.5	Waiver

A Guaranteed Person will not be obliged before exercising any of the rights, powers or remedies conferred upon it by this Guarantee or by law:

(a)	to make any demand on the Issuer;

(b)	to take any action or obtain judgment in any court against the Issuer;

(c)	to make or file any claim or proof in a winding-up or dissolution of the Issuer; or

(d)	to enforce or seek to enforce any Other Security,

and the Guarantor hereby expressly waives, in respect of all Notes, presentment, demand and protest and notice of dishonour.

3.6	Exercise of rights of Guarantor

The Guarantor agrees that, so long as any Guaranteed Moneys are or may be owed by the Issuer, the Guarantor will not exercise any rights which the Guarantor may at any time have by reason of performance by the Guarantor of its obligations under this Guarantee and hereby waives in favour of the Guaranteed Persons such rights:

(a)	to be indemnified by the Issuer;

(b)	to claim any contribution from any other guarantor of the Issuer’s obligations under any Note, the Deed of Covenant or Dealer Agreement;

(c)	to take the benefit (in whole or in part) of any Other Security;

(d)	unless required by a Guaranteed Person, to prove in a liquidation of the Issuer in competition with a Guaranteed Person for any amounts owed by the Issuer under any Note, the Deed of Covenant or Dealer Agreement (as the case may be); or

(e)	to be subrogated to the rights of any Guaranteed Person against the Issuer in respect of amounts paid by the Guarantor pursuant to the provisions of this Guarantee.

4	Tax

4.1	Payments without Deduction for Taxes

All payments under this Guarantee will be made free and clear of, and without withholding or deduction for, taxes, duties assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the Commonwealth of Australia, or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. In that event, the Guarantor will pay such additional amounts as will result in the receipt by the relevant Guaranteed Person of such amounts as would have been received by them had no such deduction or withholding been required, except that no such additional amounts will be payable with respect to any Note, Receipt or Coupon or under this Guarantee:

(a)	other connection: to, or to a third party on behalf of a Noteholder who is liable to such taxes, duties assessments or governmental charges in respect of such Note, Receipt or Coupon by reason of the Noteholder having some connection with Australia other than (i) the mere holding of the Note, Receipt or Coupon or (ii) the receipt of principal, premium or interest in respect of the Note, Receipt or Coupon; or

(b)	lawful avoidance of withholding: to, or to a third party on behalf of, a Noteholder who could lawfully avoid (but has not so avoided) such deduction or withholding by complying or procuring that any third party complies with any statutory requirements or by making or procuring that any third party makes a declaration of non-residence or other claim for exemption to any tax authority in the place where the relevant Note (or the Certificate representing it), Receipt or Coupon is presented for payment (or in the case of an Australian Domestic Note, a claim is made for payment); or

(c)	presentation more than 30 days after the Relevant Date: presented (or in respect of which the Certificate representing it is presented) for payment more than 30 days after the Relevant Date except to the extent that the Noteholder of it would have been entitled to such additional amounts on presenting it for payment on such thirtieth day; or

(d)	associates: issued to, or to a third party on behalf of, a Noteholder who is liable to such taxes, duties, assessments or governmental charges in respect of such Note, Receipt or Coupon by reason of being an associate of the Issuer for the purposes of Section 128F of the Income Tax Assessment Act 1936 of the Commonwealth of Australia; or

(e)	identifying number: to, or to a third party on behalf of an Australian resident Noteholder, if that person has not supplied an appropriate Australian business number, tax file number or exemption details as may be necessary to enable the payment to be made without such withholding or deduction.

As used in this clause, the Relevant Date means whichever is the later of:

(i)	the date on which such payment first becomes due; or

(ii)	if all moneys then due for payment shall not have been paid to the Noteholder on or prior to such due date in accordance with the Deed of Covenant, the date on which all such moneys will have been so paid and notice to that effect will have been duly published in accordance with Condition 14.

or (if any amount of the money payable is improperly withheld or refused) the date on which payment in full of the amount outstanding is made or (if earlier) the date seven days after that on which notice is duly given to the Noteholders that, upon further claim for payment in respect of the Note being made in accordance with the Conditions, such payment will be made, provided that payment is in fact made upon the making of such claim

5	Suspense Account

5.1	Retention of moneys

(a)	In the event of the liquidation of the Issuer, the Guarantor hereby authorises the Guaranteed Person to prove for all moneys which the Guarantor will have paid under this Guarantee, to retain as far as the law permits all moneys which the Guarantor has paid under this Guarantee and to retain and to carry into a suspense account and appropriate at the discretion of the relevant Guaranteed Person, any dividends received until that Guaranteed Person has with the aid thereof been paid in full in respect of all amounts guaranteed to that Guaranteed Person under this Guarantee.

(b)	Any amounts so received by a Guaranteed Person, in excess of all amounts guaranteed to that Guaranteed Person under this Guarantee will be repaid to the Guarantor.

5.2	Payments in gross

(a)	All moneys received by a Guaranteed Person from or on account of the Issuer (including any dividends upon the insolvency of or any arrangement, assignment or composition by the Issuer) or from any other person, or from the realisation or enforcement of any instrument or security capable of being applied in reduction of the Guaranteed Moneys will be regarded for all purposes as payments in gross without any right on the part of the Guarantor to stand in place of such person or claim the benefit of any moneys so received until the Guarantor has paid the Guaranteed Moneys.

(b)	If the Guarantor becomes insolvent or makes any arrangement, assignment or composition the Guaranteed Person will be entitled to prove for the Guaranteed Moneys.

6	Notices

6.1	Form of and address for communications

Any demand or other communication to be made by a Guaranteed Person to the Guarantor must be made in writing but may be made by telex, letter or by facsimile transmission. Any such demand or communication must be made or delivered to the Guarantor (marked for the attention of the Treasurer) at its registered office for the time being) and will be effective only when received by the Guarantor at such place.

7	Deposit of Guarantee

7.1	Deposit of Guarantee

The Guarantor must deposit an original counterpart of this Guarantee with the Fiscal Agent and a certified copy of this Guarantee with the Australian Registrar.

8	Benefit of Agreement

8.1	Benefit of agreement

This Guarantee will enure to the benefit of each Guaranteed Person but the Guarantor may not assign or transfer all or any of its rights, benefits and obligations under this Guarantee.

9	Governing Law and Jurisdiction

9.1	Governing Law

This Guarantee is governed by and construed in accordance with the laws of the Australian Capital Territory, Australia.

9.2	Jurisdiction

(a)	In relation to any legal action or proceedings arising out of or in connection with this Guarantee (Proceedings), the Guarantor hereby irrevocably submits to the jurisdiction of the Courts of the Australian Capital Territory, Australia and all courts of appeal therefrom and waives any objection to the Proceedings in such courts whether on the grounds that the Proceedings have been brought in an inconvenient forum or otherwise.

(b)	This submission is made for the benefit of each Guaranteed Person and will not affect the right of any of them to take Proceedings in any other court of competent jurisdiction nor will the taking of Proceedings in any court of competent jurisdiction preclude any of them from taking such Proceedings in any other court of competent jurisdiction (whether concurrently or not).

10	Exchange Rate Indemnity

10.1	Judgment Currency

If a judgment or order is rendered by a court of any particular jurisdiction for the payment of any amounts owing to a Guaranteed Person under this or for the payment of damages in respect thereof and any such judgment or order is expressed in a currency (Judgment Currency) other than the currency in which the obligation of the Issuer to which the relevant claim under this Guarantee relates, is required to be paid under the relevant Note, Deed of Covenant or Dealer Agreement (as the case may be) (Contractual Currency), the Guarantor will indemnify and hold those Guaranteed Persons harmless against any deficiency arising or resulting from any variation in rates of exchange between the Judgment Currency and the Contractual Currency between:

(a)	the date on which any amount expressed in the Contractual Currency falls due for payment; and

(b)	the date or dates of payment of such amount, or part thereof or of discharge of such first-mentioned judgment or order, or part thereof, as appropriate.

10.2	Excess on conversion

If, by reason of any judgment or order which is contemplated in clause 10.1, the amount receivable by the Guaranteed Person would, if converted on the date of payment into the Contractual Currency, yield a sum in excess of that due in the Contractual Currency, the relevant Guaranteed Person must hold such excess to the order of the Guarantor or other person making payment.

10.3	Liquidation of the Guarantor

In the event of the winding-up or liquidation of the Guarantor at any time while any amounts or damages owing to the Guaranteed Persons under this Guarantee or any of the Notes, Deed of Covenant or Dealer Agreement (respectively) or under a judgement or order rendered in respect thereof remains outstanding, the Guarantor must, to the extent permitted by applicable law, indemnify and hold those Guaranteed Persons harmless against any deficiency arising or resulting from any variation in rates of exchange between:

(a)

the date as of which the equivalent in any currency other than the Contractual Currency of the amount in the Contractual Currency due or to become due under this Guarantee (other than under this clause 10.3), or under any judgement or order into which the relevant obligations under this Guarantee will have been merged, is calculated for the purposes of such winding-up or liquidation; and

(b)	the final date or dates of the filing of proofs of claim in such winding-up or liquidation.

For the purposes of this clause 10.3, the final date or dates for the filing of proofs in a winding-up or liquidation will be the date fixed by the liquidator or otherwise applicable under the relevant provisions of law as being the latest practicable date as at which liabilities of the Guarantor may be ascertained for such winding-up or liquidation prior to the payment by the liquidator in respect thereof.

11	Negative Pledge

The Guarantor covenants that so long as any of the Notes remain outstanding, the Guarantor will comply with the obligations imposed on it under the Negative Pledge set out in annexure 1 to the Deed of Covenant.

Executed by the Guarantor as a deed poll:

Signed sealed and delivered for Coles Myer Ltd. by its attorney in the presence of:

Witness	Attorney

Name (please print)	Name (please print)